PLACEMENT AGENT AGREEMENT


     THIS AGREEMENT is made as of the _____ day of ___________, 2002 by and between ACP Continuum Return Fund II, LLC (the "Company"), a Delaware Limited Liability Company, and Turner Investment Distributors, Inc. (the "Placement Agent"), a New York corporation.

     WHEREAS, the Company is a registered, non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended ("Investment Company Act") and its securities are exempt from registration pursuant to Regulation D under the Securities Act of 1933, as amended (the "Securities Act"); and

     WHEREAS, the Placement Agent is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Company and Placement Agent hereby agree as follows:

     ARTICLE 1. SALE OF UNITS. The Company grants to the Placement Agent the exclusive right to sell units ("Units") of the Company at the net asset value per Unit, plus any applicable sales charges in accordance with the current prospectus, as agent and on behalf of the Company, during the term of this Agreement and subject to the rules and regulations of the SEC and the laws governing the sale of securities in the various states (the "Blue Sky Laws").

     ARTICLE 2. SOLICITATION OF SALES. In consideration of these rights granted to the Placement Agent, the Placement Agent agrees to use all reasonable efforts, consistent with its other business, in connection with the distribution of Units of the Company; provided, however, that the Placement Agent shall not be prevented from entering into like arrangements with other issuers. The provisions of this paragraph do not obligate the Placement Agent to register as a broker or dealer under the Blue Sky Laws of any jurisdiction or to maintain its registration in any jurisdiction in which it is now registered, unless it engages in activities contemplated by this Agreement in such jurisdiction. Nothing herein shall obligate the Placement Agent to sell any particular number of Units.

     ARTICLE 3. COMPENSATION. The Placement Agent shall not receive any specific compensation for its activities in marketing and selling Units. In consideration for its provision of services to investors relating to their purchase or continued holding of Units, the Company will pay a shareholder servicing fee to the Placement Agent at the annual rate of 0.25% of the outstanding Units owned by its customers.

     ARTICLE 4. AUTHORIZED REPRESENTATIONS. The Placement Agent is not authorized by the Company to give any information or to make any representations other


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than those contained in the current registration statement and prospectus of the
Company filed with the SEC or contained in Member reports or other material that may be prepared by or on behalf of the Company for the Placement Agent's use.
The Placement Agent may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

     ARTICLE 5. INDEMNIFICATION OF PLACEMENT AGENT. The Company agrees to indemnify and hold harmless the Placement Agent and each of its directors and officers and each person, if any, who controls the Placement Agent within the meaning of Section 15 of the Securities Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Units, based upon the ground that the registration statement, prospectus, Member reports or other information filed or made public by the Company (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Company does not agree to indemnify the Placement Agent or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Company by or on behalf of the Placement Agent.

     In no case (i) is the indemnity of the Company to be deemed to protect the Placement Agent against any liability to the Company or its Members to which the Placement Agent or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Company to be liable to the Placement Agent under the indemnity agreement contained in this paragraph with respect to any claim made against the Placement Agent or any person indemnified unless the Placement Agent or other person shall have notified the Company in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Placement Agent or such other person (or after the Placement Agent or the person shall have received notice of service on any designated agent). However, failure to notify the Company of any claim shall not relieve the Company from any liability which it may have to the Placement Agent or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

     The Company shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Company and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel


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retained by them. If the Company does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

     The Company agrees to notify the Placement Agent promptly of the commencement of any litigation or proceedings against it or any of its officers or Directors in connection with the issuance or sale of any of its Units.

     ARTICLE 6. INDEMNIFICATION OF COMPANY. The Placement Agent covenants and agrees that it will indemnify and hold harmless the Company and each of its Directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the Securities Act or any other statute or common law and arising by reason of any person acquiring any Units, and alleging a wrongful act of the Placement Agent or any of its employees or alleging that the registration statement, prospectus, Member reports or other information filed or made public by the Company (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Placement Agent.

     In no case (i) is the indemnity of the Placement Agent in favor of the Company or any other person indemnified to be deemed to protect the Company or any other person against any liability to which the Company or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Placement Agent to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Company or any person indemnified unless the Company or person, as the case may be, shall have notified the Placement Agent in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Company or upon any person (or after the Company or such person shall have received notice of service on any designated agent). However, failure to notify the Placement Agent of any claim shall not relieve the Placement Agent from any liability which it may have to the Company or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

     The Placement Agent shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Placement Agent elects to assume the defense, the defense shall be conducted by counsel chosen by the Placement Agent and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Placement


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Agent elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Placement Agent does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

     The Placement Agent agrees to notify the Company promptly of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the Company's Units.

     ARTICLE 7. EFFECTIVE DATE AND TERMINATION. This Agreement shall be effective upon its execution, and unless terminated as provided, shall continue in force for two years from the effective date and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Directors of the Company, or the vote of a majority of the outstanding voting Units of the Company, and (ii) the vote of a majority of those Directors of the Company who are not parties to this Agreement or interested persons of any such party ("Qualified Directors"), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph the terms "vote of a majority of the outstanding voting securities", "assignment" and "interested person" shall have the respective meanings specified in the Investment Company Act. In addition, this Agreement may at any time be terminated without penalty by the Placement Agent, by a vote of a majority of Qualified Directors or by vote of a majority of the outstanding voting Units of the Company upon not less than 30 days prior written notice to the other party.

     ARTICLE 8. NOTICES. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Company, at 1235 Westlakes Drive, Suite 350, Berwyn, Pennsylvania 19312
ATTENTION: President, and if to the Placement Agent, 1235 Westlakes Drive, Suite 350, Berwyn, Pennsylvania 19312 ATTENTION: President.

     ARTICLE 9. LIMITATION OF LIABILITY. A copy of the Certificate of Formation of the Company is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Directors of the Company as Directors and not individually and that the obligations of this instrument are not binding upon any of the Directors, officers or Members of the Company individually but binding only upon the assets and property of the Company.

     ARTICLE 10. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.


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     ARTICLE 11. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS, the Company and Placement Agent have each duly executed this Agreement, as of the day and year above written.


ACP CONTINUUM RETURN FUND II, LLC

By:      -----------------------

Attest:  -----------------------


TURNER INVESTMENT DISTRIBUTORS, INC.

By:      -----------------------

Attest:  -----------------------



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